UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Rennova Health, Inc.

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RENNOVA HEALTH, INC.

400 South Australian Avenue

Suite 800

West Palm Beach, Florida 33401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER [__], 2016

To Our Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Rennova Health, Inc., a Delaware corporation, will be held on [__________], December [__], 2016, at 11:00 a.m., Eastern Time, at the offices of Akerman LLP located at 777 South Flagler Drive, Suite 1100, West Tower, West Palm Beach, Florida 33401, for the following purposes, as described in the attached Proxy Statement:

1. To elect six members to our Board of Directors to hold office until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Green & Company, CPAs as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016;

3. To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.01 per share, at a specific ratio within a range from 1-for-10 to 1-for-30, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before December 31, 2017, subject to the Board of Directors' discretion to abandon such amendment;

4. To approve an advisory (non-binding) resolution on the Company’s executive compensation; and

5. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on November [__], 2016, as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice regarding the Availability of Proxy Materials for our Annual Stockholders Meeting to be held on December [___], 2016. The Proxy Statement and a copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2015 are available at www.rennovahealth.com under "Investors."

By Order of the Board of Directors,

Seamus Lagan
Chief Executive Officer

West Palm Beach, Florida

December [__], 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR USE THE INTERNET VOTING SYSTEM AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD OR BY USE OF THE INTERNET VOTING SYSTEM, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

RENNOVA HEALTH, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

Rennova Health, Inc. (“Rennova" or the “Company”) is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournments or postponements of the Annual Meeting. We plan to hold the Annual Meeting on [________], December [__], 2016, at 11:00 a.m. Eastern Time, at the offices of Akerman LLP located at 777 South Flagler Drive, Suite 1100, West Tower, West Palm Beach, Florida 33401. The approximate date that this Proxy Statement, the accompanying Notice of Annual Meeting, and the enclosed Form of Proxy are first being sent to stockholders is on or about November [__], 2016. The Company’s Annual Report on Form 10-K, as amended (the “Annual Report”), will be mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting materials. The Company’s principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Matters To Be Considered at the Annual Meeting

At the Annual Meeting, our stockholders who are entitled to vote will consider and vote upon proposals to:

(1)	elect six members to our Board of Directors to hold office until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified (the "Election of Directors Proposal");

(2)	ratify the appointment of Green & Company, CPAs as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016 (the "Auditor Ratification Proposal");

(3)	approve an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.01 per share, at a specific ratio within a range from 1-for-10 to 1-for-30, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before December 31, 2017, subject to the Board of Directors' discretion to abandon such amendment (the "Reverse Split Proposal");

(4)	approve an advisory (non-binding) resolution on the Company’s executive compensation (the "Say on Pay Proposal"); and

(5)	transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Outstanding Shares; Voting Rights

The Board of Directors has set the close of business on November [__], 2016, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Company's common stock is the only class of securities of the Company entitled to vote at the Annual Meeting. Each share of common stock has one vote. Only stockholders of record of the common stock as of the close of business as of the record date will be entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available at our executive offices, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, for a period of ten days prior to the Annual Meeting for examination by any stockholder. As of the record date, there were [●] shares of common stock issued and outstanding.

Stockholders that own their shares in “street name” through a stock brokerage account or through a bank or nominee may attend the Annual Meeting but may not grant a proxy or vote at the Annual Meeting. Instead, the broker, bank or nominee is considered the record holder of those shares and those stockholders must instruct the record holder how they wish their shares to be voted. Stockholders are entitled to one vote for each share held, and do not have the right to cumulate their votes.

A majority of the shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum with respect to all matters presented. The Election of Directors Proposal will be approved by the affirmative vote of a plurality of the shares of our common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. The Auditor Ratification Proposal and the Say on Pay Proposal will be approved by the affirmative vote of a majority of votes cast at the Annual Meeting by the holders of shares of our common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. The Reverse Split Proposal will be approved by the affirmative vote of a majority of the outstanding shares of our common stock. If less than a majority of the shares of our common stock entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the Annual Meeting before an adjournment is taken.

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Prior to the Annual Meeting, we will select one or more inspectors of election for the Annual Meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting but will not be counted as votes cast for or against any given matter, other than the Reverse Split Proposal. Abstentions will count as a vote against the Reverse Split Proposal, and will have no effect on the other proposals.

Broker “non-votes” occur when a broker, bank or other nominee who holds shares in “street name” for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. Under New York Stock Exchange ("NYSE") rules, a broker does not have the discretion to vote on the Election of Directors Proposal or on the Say on Pay Proposal. As a result, any broker that is a member of the NYSE will not have the discretion to vote on the Election of Directors Proposal or on the Say on Pay Proposal. A broker "non-vote" will have no effect on the Election of Directors Proposal or on the Say on Pay Proposal. A broker "non-vote" will count as a vote against the Reverse Split Proposal.

Shares of common stock represented by a properly executed proxy received in time to permit its use at the Annual Meeting and any adjournments or postponements thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, the shares of common stock represented by the proxy will be voted (a) FOR the election of all six nominees for director; (b) FOR the Auditor Ratification Proposal; (c) FOR the Reverse Split Proposal; (d) FOR the Say on Pay Proposal; and (e) FOR the authorization to act upon such other business as may properly come before the Annual Meeting, and any and all adjournments or postponements thereof. We do not anticipate that any of our nominees for director will be unavailable for election and we do not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

Revocability of Proxies

If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation to the attention of the Secretary, Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401;

•	submitting a proxy with a later date prior to the Annual Meeting; or

•	appearing at the Annual Meeting, revoking the proxy and voting in person.

Attendance at the Annual Meeting will not in and of itself revoke a proxy that you submitted prior to the Annual Meeting.

Solicitation of Proxies

The enclosed proxy is solicited on behalf of our Board of Directors. We will bear the cost of the solicitation of proxies and will solicit proxies by mail. In addition, our directors, officers and employees may solicit proxies from stockholders by telephone, in person or by any other lawful means. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of common stock, and held of record by those persons, and we will reimburse them for reasonable out-of-pocket expenses.

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Security Ownership of Certain Beneficial Owners

Security Ownership

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of November 1, 2016 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each of the Named Executive Officers (as defined in Item 403(a) of Regulation S-K under the Securities Act of 1933, as amended), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the stockholders listed below possess sole voting and investment power with respect to their shares. The address of each of the following (other than Aella Ltd. and Epizon Ltd.) is c/o Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership(1)
Seamus Lagan	6,521,162	(2)	10.9%

Dr. Paul Billings	57,230	(3)	*

Christopher E. Diamantis	3,582,979	(4)	6.2%

Benjamin Frank	261,444	(5)	*

Michael L. Goldberg	633,777	(6)	1.1%

Robert Lee	740,254	(7)	1.3%

Thomas R. Mika	234,492	(8)	*

Jason P. Adams	601,725	(9)	1.1%

Samuel R. Mitchell, Jr.	–		–

Clifford Baron, Ph.D.	80,000	(10)	*

George Lundberg, M.D.	33,450	(11)	*

Aella Ltd.	3,073,493	(12)	5.5%

Epizon Ltd.	3,887,222	(13)	7.0%

Dr. Thomas F. Mendolia	6,517,246	(14)	11.1%

Francisco Roca, III	6,477,246	(15)	11.1%

Steven Sramowicz	6,032,802	(16)	10.3%

All Directors and Executive Officers as a Group (6 persons)	11,796,946	(17)	18.7%

*	Less than one percent.
(1) Based on 55,850,932 shares of common stock issued and outstanding as of November 1, 2016, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the SEC. Beneficial ownership is determined in accordance with SEC rules to generally include shares of common stock subject to options or issuable upon conversion of convertible securities, and such shares are deemed outstanding for computing the percentage of the person holding such options or securities, but are not deemed outstanding for computing the percentage of any other person.

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(2) Includes 344,234 shares of common stock and 4,250,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Lagan. Also includes 1,926,928 shares of common stock owned of record by Alcimede LLC, of which Mr. Lagan is the sole manager.
(3) Includes 55,000 stock options to purchase a like number of shares of common stock owned of record by Dr. Billings.
(4) Includes 1,814,864 shares of common stock, 301,444 stock options to purchase a like number of shares of common stock, and 1,466,671 warrants to purchase a like number of shares of common stock, owned of record by Mr. Diamantis.
(5) Consists of 261,444 stock options to purchase a like number of shares of common stock owned of record by Mr. Frank.
(6) Includes 7,110 shares of common stock and 600,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Goldberg. Also includes 26,667 shares of common stock owned of record by Monarch Capital LLC, of which Mr. Goldberg is a principal.
(7) Includes 500,254 shares of common stock and 240,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Lee.
(8) Mr. Mika has currently exercisable options to purchase 206,769 shares of common stock. Mr. Mika resigned as Chairman and a member of the Board of Directors effective November 3, 2016.
(9) Includes 1,725 shares of common stock and 600,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Adams. Mr. Adams resigned as Chief Financial Officer effective September 30, 2016.
(10) Dr. Baron has options to purchase 79,000 shares of common stock exercisable within the next 60 days.
(11) Dr. Lundberg has options to purchase 32,450 shares of common stock exercisable within the next 60 days.
(12) All of the outstanding capital stock of Aella Ltd. is owned by The Olive Tree Trust, of which P. Wilhem F. Toothe serves as the trustee. Ms. Sharon L. Hollis is the settlor and Ms. Hollis and her family are the beneficiaries of The Olive Tree Trust. Aella Ltd. owns of record 3,073,493 shares of common stock. The address of Aella Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(13) All of the outstanding capital stock of Epizon Ltd. is owned by The Shanoven Trust, of which P. Wilhelm F. Toothe serves as trustee. Mr. Lagan is the settlor and Mr. Lagan and his family are the beneficiaries of The Shanoven Trust. Epizon Ltd. owns of record 3,887,222 shares of common stock. The address of Epizon Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(14) Includes 3,739,847 shares of common stock, 2,040,000 stock options to purchase a like number of shares of common stock, and 737,399 warrants to purchase a like number of shares of common stock, owned of record by Dr. Mendolia.
(15) Includes 3,739,847 shares of common stock, 2,000,000 stock options to purchase a like number of shares of common stock, and 737,399 warrants to purchase a like number of shares of common stock, owned of record by Mr. Roca.
(16) Includes 3,517,625 shares of common stock, 2,000,000 stock options to purchase a like number of shares of common stock, and 515,177 warrants to purchase a like number of shares of common stock owned of record by Mr. Sramowicz.
(17) Includes Messrs. Lagan, Diamantis, Frank, Goldberg and Lee and Dr. Billings. Includes 4,620,057 shares of common stock, 5,707,888 stock options to purchase a like number of shares of common stock, and 1,466,671 warrants to purchase a like number of shares of common stock, owned by Messrs. Lagan, Diamantis, Frank, Goldberg and Lee and Dr. Billings, as described in the above footnotes.

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PROPOSAL 1 – ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Board of Directors will submit to the stockholders for their vote at the Annual Meeting a slate of directors comprising of six nominees, who are all currently directors.

Nominees

Our Bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors, which number shall not be less than two. The number of directors is currently fixed at six. The Bylaws provide that vacancies occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors or by our stockholders. Our executive officers serve at the discretion of the Board of Directors and are elected by our Board of Directors annually.

Each director elected at the Annual Meeting will serve for a term expiring at the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified. Seamus Lagan, Dr. Paul Billings, Christopher E. Diamantis, Benjamin Frank, Michael L. Goldberg, and Robert Lee have been nominated as directors to be elected by the stockholders at this Annual Meeting, and proxies will be voted for all six nominees, absent contrary instructions. All nominees are currently directors of Rennova. The biographical information regarding the nominees for election to our Board of Directors, including the experiences, qualifications, attributes or skills that have caused the Company to currently determine that each such person should serve as a director of the Company, is set forth below under “Executive Officers and Directors.” No nominee is related to any other nominee to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL NOMINEES FOR DIRECTOR.

Executive Officers and Directors

Nominees for Director

Seamus Lagan, 47, was appointed Chief Executive Officer and President and a director of the Company on November 2, 2015 and as Chief Executive Officer and a director of Medytox Solutions, Inc., a wholly-owned subsidiary of the Company (“Medytox”), effective September 15, 2014. Mr. Lagan was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016. Mr. Lagan has been, either individually or through Alcimede LLC, a consultant to Medytox since May 2011. Mr. Lagan has been a director of Alcimede since its formation in 2007. Alcimede is a privately-held, Delaware limited liability company which provides various consulting services, including management, organization, and financial consulting services. Mr. Lagan also currently serves, through Alcimede, as chief executive officer of the following subsidiaries of the Company: Medytox Diagnostics, Inc. (since February 2012), and Health Technology Solutions, Inc. (since June 2011) and as president of Medical Billing Choices, Inc. (since July 2013). From September 2008 through May 2011, Mr. Lagan was a private investor. In 2008, TecEnergy UK Limited (“TEC”), a waste management and alternative energy company in England and Wales, of which Mr. Lagan served as a director, was placed into administration to protect it from bankruptcy. The relevant taxing authorities in the United Kingdom alleged that the directors reduced the debt of TEC to its creditors at the expense of tax liabilities to the taxing authorities. There were no other allegations of wrongdoing, but based on such allegations, the taxing authorities sought to have each of the directors of TEC banned from acting as a director in the United Kingdom for a three-year period. At the time of such action, Mr. Lagan had significant health issues and did not defend himself. As a result, Mr. Lagan was banned in his absence from acting as a director of a United Kingdom company from October 8, 2010 until October 2015 (In the Matter of TecEnergy UK Limited and in the Matter of the Company Directors Disqualifications Act of 1986 between the Secretary of State for Business, Innovation and Skills and Seamus Lagan (Norwich County Court, UK, Claim No. 0NR00656)). Mr. Lagan graduated from Ballymena Technical College in Ireland in 1989.

Our Board believes that Mr. Lagan's experience as the Chief Executive Officer of the Company and its subsidiaries provides us with highly valuable specific business, leadership and management experience.

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Dr. Paul Billings, M.D., Ph.D, FACP, FACMG, 63, joined the board of directors on April 7, 2014. A Board certified internist and clinical geneticist, Dr. Billings is currently the Chairman of Biological Dynamics, Inc., an innovative cancer testing company in San Diego, CA and Executive Chairman and Co-Founder of PlumCare, a direct to consumer genomics start-up. He is also a member of the board of directors of Trovagene, Inc. (NASDAQ: TROV), acting Chief Medical Officer (CMO) of Omicia, Inc., and serves on other for-profit and not-for-profit boards including the Council for Responsible Genetics, the country’s oldest independent biotechnology "watchdog" organization. He is a principal in the Bethesda Group, a full service consulting group in the diagnostic sector. In the recent past, Dr. Billings completed significant consultancies at Johnson & Johnson and ThermoFisher Scientific (creating and directing the IMPACT Cancer Program) and was the CMO of Life Technologies Inc. (Lifetech) and then the CMO (consulting) of the Genetic Sciences Division of ThermoFisher Scientific, both positions aimed at improving patient care through expanding the use of medically relevant genomic technologies in clinical settings. Dr. Billings was formerly a director of Ancestry.com, the Executive Chairman of Signature Genomics Inc., and a Founder of the Cordblood Registry, Inc. Additionally, he was a founder or chief executive officer of several companies involved in genetic and diagnostic medicine including GeneSage Inc., Omicia Inc., and CELLective Dx Corporation, and was senior vice president for corporate development at Laboratory Corporation of America Holdings (NYSE; LH). Dr. Billings has extensive expertise and experience in the areas of genomics and molecular medicine. He has served on the Scientific Advisory Board of the Food and Drug Administration, the Genomic Medicine Advisory Committee at the Department of Veterans Affairs, and as a Director of the Personalized Medicine Coalition. Prior to the appointments at Lifetech and TFS, Dr. Billings was the Director and Chief Scientific Officer of the Genomic Medicine Institute at El Camino Hospital, the largest community hospital in Silicon Valley. He was also a member of the United States Department of Health and Human Services Secretary's Advisory Committee on Genetics, Health and Society. In addition, Dr. Billings has had a distinguished career as a physician and researcher. He has held academic appointments at Harvard University, U.C. San Francisco, Stanford University and U.C. Berkeley, and has served as a physician at a number of leading medical centers. He is the author of nearly 200 publications and books on experimental and clinical medicine. His work on genetic discrimination was instrumental in the creation and passage of the federal Genetic Information Non-Discrimination Act of 2008. Dr. Billings holds an M.D. from Harvard Medical School and a Ph.D. in immunology from Harvard University.

Our Board believes Dr. Billings’ scientific and healthcare background, as well as his experience as an executive and director of public companies, puts him in a position to assist the Board of Directors and management in the Company’s business.

Christopher E. Diamantis, 48, has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from April 24, 2013 to November 2, 2015. Mr. Diamantis has served, since 1999, as Chairman and Chief Executive Officer of Integrated Financial Settlements, Inc., a structured settlement consulting firm in Tallahassee, Florida. He has also been, since April 2000, a director and managing partner of The Gabor Agency, Inc., a 65-year old Florida-based company specializing in investment and insurance planning for public employees and universities. In addition, since 2007, Mr. Diamantis has been a director and partner in Counsel Financial Services, Inc., a specialty financial firm catering to the needs of the legal community and the largest non-bank lender to law firms in the United States. He is a past member of the Board of Governors of the Florida State University College of Business and past president of the National Structured Settlements Trade Association.

Our Board believes that Mr. Diamantis' experience as a Chief Executive Officer and director of private companies provides us with highly valuable business, leadership and management experience.

Benjamin Frank, 82, has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from April 24, 2013 to November 2, 2015. Mr. Frank is a retired lawyer and businessman, with particular experience in healthcare, foreign trade, retail, business development and government. After practicing as an attorney, from 1962 to 1966, he was a Senior Vice President and member of the Board of Directors of Allied Stores Corporation, which owned department stores and specialty stores, including Jordan Marsh, Brooks Brothers, Ann Taylor and others. He also served, from 1971 to 1987, as a Vice President and Trustee of North Shore University Hospital, currently North Shore University Hospital, Long Island Jewish Hospital System. Mr. Frank was appointed in February 2009 by former Florida Governor Charlie Crist to the Board of the Health Care District of Palm Beach County and he served as Chair of the Board from October 2011 to February 2013.

Our Board believes that Mr. Frank's experience as an executive and director of private companies and as a lawyer specializing in healthcare and government provides us with highly valuable regulatory, business and management experience.

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Michael L. Goldberg, 66, has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from August 6, 2015 to November 2, 2015. Mr. Goldberg has been the Managing Director of Monarch Capital LLC since April 2006. Monarch is a corporate consulting company primarily servicing small to mid-sized public and private companies. As such, he served in a corporate restructuring capacity as a Director, Acting Chief Executive Officer and President of IDO Security, Inc., from July 2006, until May 2013. Mr. Goldberg served as a Director and Chief Executive Officer of Rx Medical Services Corp. (RXM), an American Stock Exchange listed company, a position he held from May 1991 through June 2006. RXM was a medical company, which at one time managed and owned rural hospitals, clinical laboratories and MRI/CT centers across the United States. While there he was responsible for in excess of 25 acquisitions across the country. Mr. Goldberg has been involved as a consultant to a number of private and public companies in varying industries, assisting in their formation and capital structures. Mr. Goldberg began his career as an Asper Fellow in the US Attorney's office in 1974 with the Criminal division of the Department of Justice in Washington, D.C. (Watergate prosecution team) before becoming an Assistant District Attorney in Philadelphia where he rose to the major trial and then homicide division. Mr. Goldberg was also a litigator in Philadelphia where he maintained a private practice before he transitioned into a career in corporate restructuring. Mr. Goldberg has served as a Director of both private and publicly traded companies and has served on audit and compensation committees.

Our Board believes that Mr. Goldberg's experience as an executive and director of private and publicly traded companies, as a member of both audit and compensation committees, and as a lawyer specializing in healthcare and government will provide us with highly valuable regulatory, business and management experience.

Robert Lee, 62, has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from August 6, 2015 to November 2, 2015. Mr. Lee is currently the Managing Partner of Sheffield Investment Partners, and has served in such capacity since 2010. Prior thereto, from 2008 until 2010, Mr. Lee served as a Managing Director of New Stream Capital, and from 2000 until 2007, Mr. Lee was a Managing Director at CRT Capital Group. Prior to joining CRT, Mr. Lee was a Managing Director of Morgan Stanley Dean Witter from 1984 until 2000. Mr. Lee ran several units of Dean Witter's Investment Bank including the M&A Group. After the merger of Dean Witter with Morgan Stanley, Mr. Lee was a Managing Director in the M&A group at Morgan Stanley working most closely with the Financial Sponsors. Mr. Lee also serves as a Board member of SL Investment Management, and has served in such capacity since 2011. From 2001 to 2008, Mr. Lee served on the Board of Springs Industries, and from 2008 until 2013, Mr. Lee served on the Board of Springs Window Fashions. Mr. Lee is also on the board of visitors for the Wake Forest School of Business, and previously served as Chairman of such Board. Mr. Lee received his undergraduate degree in economics from Dartmouth College (BA 1976) and attended the University of Chicago Graduate School of Business.

Our Board believes that Mr. Lee's experience as an executive and director of various entities, as well as his experience in investments and capital markets will provide us with highly valuable regulatory, business and management experience.

Required Vote

Nominees are elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH NOMINEE FOR DIRECTOR.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2015 were timely filed, except for a Form 3 filing for each of Seamus Lagan and Alcimede LLC filing jointly, Christopher Diamantis, and Benjamin Frank, a Form 4 reporting one transaction for Thomas Mika, a Form 4 reporting four transactions for Clifford Baron, a Form 4 reporting four transactions for George Lundberg, and a Form 4 reporting four transactions for Smruti Vidwans.

Board Meetings and Committees

Our Board of Directors held five meetings during our fiscal year ended December 31, 2015. Our Board of Directors has affirmatively determined that each of Dr. Paul Billings, Benjamin Frank and Robert Lee is an “independent director” as defined under the Listing Rules of The NASDAQ Stock Market. The Listing Rules of The NASDAQ Stock Market provide a list of disqualifying criteria for the independence determination. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or interim chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. During our fiscal year ended December 31, 2015, no director attended less than 75% of the aggregate number of Board of Directors meetings held.

We encourage all of our directors to attend our Annual Meeting of Stockholders. We anticipate that a Board of Directors meeting will be held immediately following our Annual Meeting of Stockholders.

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The Board of Directors has an audit committee, a compensation committee and a nominating/corporate governance committee. Each of these committees operates under a charter that has been previously approved by the board of directors and has the composition and responsibilities described below. The Board of Directors from time to time may establish other committees to facilitate the management of the Company and may change the composition and the responsibilities of the existing committees.

The table below summarizes the membership of each of the three standing board committees of the Company.

Director	Audit	Compensation	Nominating/ Corporate Governance
Seamus Lagan
Dr. Paul R. Billings	X	X	X
Christopher E. Diamantis
Benjamin Frank	X	X	Chairman
Michael L. Goldberg
Robert Lee	Chairman	X	X

Audit Committee

The purpose of the audit committee of the Company is to review the Company's audited financial statements with management, review the performance of the Company's independent registered public accountant, approve audit fees and fees for the preparation of the Company's tax returns, review the Company's accounting policies and internal control procedures and consider and appoint the Company's independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on the Company's website at www.rennovahealth.com by selecting “Investors” and then “Governance” from the available options.

The audit committee of the Company consists of Dr. Paul Billings, Robert Lee and Benjamin Frank. Each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market. In addition, the Board of Directors of the Company has determined that Mr. Lee qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market.

Compensation Committee

The purpose of the compensation committee of the Company is to assist the Board of Directors of the Company in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company's compensation strategy, policies and plans. The compensation committee of the Company administers equity plans of the Company. The compensation committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The compensation committee charter is available on the Company's website at www.rennovahealth.com by selecting “Investors” and then “Governance” from the available options.

The compensation committee of the Company consists of Robert Lee, Dr. Paul Billings and Benjamin Frank.

Nominating/Corporate Governance Committee

The purpose of the nominating/corporate governance committee of the Company is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the Company and directors and officers. The nominating/corporate governance committee also assists the Board of Directors by identifying individuals qualified to become board members, recommending for selection by the Board of Directors the director nominees to stand for election at the next annual meeting of the Company's stockholders and recommending to the board director nominees for each committee of the board (other than this committee).

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When reviewing related party transactions, the nominating/corporate governance committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;
•	the benefit and perceived benefits, or lack thereof, to the Company;
•	opportunity costs of alternate transactions; and
•	the materiality and character of the related person's interest, and the actual or apparent conflict of interest of the related person.

The nominating/corporate governance committee will only approve or ratify a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and stockholders. No related party transactions will be consummated without the approval or ratification of the nominating/corporate governance committee and the disinterested members of the Company Board of Directors. Any directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The nominating/corporate governance committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The nominating/corporate governance committee charter is available on the Company's website at  www.rennovahealth.com by selecting “Investors” and then “Governance” from the available options.

The nominating/corporate governance committee of the Company consists of Benjamin Frank, Dr. Paul Billings and Robert Lee.

We will consider proposed nominees for election to our Board of Directors whose names are submitted to our Chief Executive Officer by stockholders; however, we do not have a formal process for that consideration. We have not to date adopted a formal process given the Company’s size and given the historically small number of proposed nominees. We believe it is desirable to be flexible and open as to whom the board of directors might consider for board membership. Generally, however, our board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; ability to work as a constructive member of a team for the benefit of stockholders; network of contacts; and diversity of experiences, expertise and background. Director nominees have normally been identified based upon suggestions by directors, management members and/or stockholders. Proposed nominees are not evaluated differently depending upon who has made the proposal. All of our board members will participate in the consideration of any proposed nominees. We have not to date paid any third party fees to assist in this process.

If a stockholder wishes to suggest a proposed name for consideration as a nominee for Board membership at an annual meeting, the name of that nominee and related personal and other information, as indicated in our Bylaws, should be forwarded to us, in care of the Company’s Chief Executive Officer, at least 120 days before the annual meeting to assure time for meaningful consideration by our board of directors. That time frame is shortened when the annual meeting is scheduled for a date that varies more than 30 days from the anniversary date of the last annual meeting. See also “Stockholder Proposals” for requirements for nominations for the next annual meeting.

Family Relationships amongst Directors and Executive Officers

There are no family relationships between the executive officers and directors.

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Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has no current policy regarding the need to separate or combine the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors may review in the future whether a policy is appropriate for us. Recently, we have separated the positions of Chairman of the Board of Directors and Chief Executive Officer, although historically, such positions were held by one person. In the future, we may continue to separate such positions or combine them, based on our then assessment as to whether our then Chief Executive Officer is in the best position to fulfill the Chairman of the Board of Director’s responsibilities, including those related to identifying emerging issues facing us and our industry, and communicating essential information to our Board of Directors about our performance and strategies. Currently, we have not designated a Chairman of the Board or a lead independent director. We believe that our current leadership structure is appropriate based upon our size and characteristics, and the involvement of our independent directors. The Board of Directors as a whole monitors and considers policies to manage risk as part of its regular activities. The committees of the board focus on and manage specific forms of risk and report their activities to the Board of Directors. The audit committee is primarily responsible for the identification and review of financial risk. The compensation committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. The nominating/corporate governance committee considers risks presented by changing law and regulation and recommend changes in governance and operations to comply.

Stockholder Communications to the Board of Directors

The Board of Directors does not have a formal process for stockholders to send communications to the Board of Directors. Due to the infrequency of stockholder communications to the Board of Directors, our Board of Directors does not believe that a formal process is necessary. Written communications to the Board of Directors, or to any member of the Board of Directors, may be sent to the Board of Directors, or the individual Board member, at the Company’s executive offices at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, and the Company will promptly circulate such communications to all members of the Board of Directors (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board of Directors.

Code of Conduct

The Company has adopted a written code of conduct ("Code"), which Code is applicable to the Board of Directors and officers of the Company, including, but not limited to the Company's Chief Executive Officer, Chief Financial Officer, Controller and all persons performing similar functions to the foregoing officers of the Company. We intend to post amendments to or waivers from the Code (to the extent applicable to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions) on our website at www.rennovahealth.com. A copy of the Code will be provided to any person free of charge upon request by writing to Rennova Health, Inc., Attention: Secretary, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged our independent public accountants to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

2.	The Audit Committee has discussed with Green & Company, CPAs, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

3.	The Audit Committee has also received the written disclosures and the letter from Green & Company, CPAs required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of Green & Company, CPAs with that firm.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015, for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

Christopher Diamantis (Chairman)

Robert Lee

Benjamin Frank

This “Audit Committee Report” is not “Soliciting Material,” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual that served as our principal executive officer during the fiscal year ended December 31, 2015; (ii) the Company's two most highly compensated executive officers other than the principal executive officer at the conclusion of the fiscal year ended December 31, 2015; and (iii) the Company's two most highly compensated executive officers other than the principal executive officer but for the fact that these persons were not serving as executive officers at the conclusion of the fiscal year ended December 31, 2015 (collectively, the Named Executive Officers).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year		Salary	Bonus	Stock Awards (7)	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (8)	Total

Seamus Lagan
President, CEO, Interim CFO	2015	(1)	$–	$–	$–	$–	$–	$–	$371,375	$371,375
and Director	2014		$–	$–	$–	$–	$–	$–	$144,375	$144,375

Thomas R. Mika
Former Chairman,	2015	(2)	$321,923	$150,000	$–	$–	$–	$–	$1,179	$473,102
President, CEO and Acting Chief	2014		$287,419	$–	$230,500	$–	$–	$–	$10,560	$528,479
Financial Officer

Jason P. Adams
Former Chief Financial Officer	2015	(3)	$70,833	$10,000	$–	$–	$–	$–	$1,031	$81,864

Samuel R. Mitchell, Jr.
Former Chief	2015	(4)	$204,343	$20,521	$–	$–	$–	$–	$13,323	$238,187
Operating Officer

Clifford Baron, Ph.D.
Former Vice President	2015	(5)	$207,692	$15,000	$–	$–	$–	$–	$–	$222,692
and Chief Operating	2014		$163,846	$–	$24,950	$–	$–	$–	$5,527	$194,323
Officer

George Lundberg, M.D.
Former Editor in Chief	2015	(6)	$155,769	$–	$–	$–	$–	$–	$–	$155,769
and Chief Medical	2014		$150,000	$–	$8,485	$–	$–	$–	$4,500	$162,985
Officer

__________

(1)	Mr. Lagan was appointed Medytox’s President and Chief Executive Officer on September 15, 2014 and the Company’s President and Chief Executive Officer on November 2, 2015. The compensation information presented includes the period from September 15, 2014 to December 31, 2015. Mr. Lagan was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016.

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(2)	Effective November 2, 2015, Mr. Mika ceased being the Company’s Chief Executive Officer. The compensation information presented for the fiscal year ended December 31, 2015, includes all compensation for the full year as Mr. Mika served as the Company’s Chairman through November 3, 2016.
(3)	Mr. Adams became Medytox’s Chief Financial Officer on September 12, 2015 and the Company’s Chief Financial Officer on November 2, 2015. The Company paid Mr. Adams a one-time relocation bonus of $10,000 in September 2015. The compensation information presented for the fiscal year ended December 31, 2015 includes the period from September 12, 2015 through December 31, 2015. Mr. Adams resigned as Chief Financial Officer of the Company effective September 30, 2016.
(4)	Mr. Mitchell was appointed Medytox’s Chief Operating Officer on February 4, 2015 and the Company’s Chief Operating Officer on November 2, 2015. On January 11, 2016, Mr. Mitchell ceased being the Company’s Chief Operating Officer. The compensation information presented for the fiscal year ended December 31, 2015 includes the period of February 4, 2015 through December 31, 2015.
(5)	Dr. Baron was appointed the Company’s Vice President and Chief Operating Officer on March 5, 2014 and ceased occupying that position on November 2, 2015. The compensation information presented includes the period from March 5, 2014 through November 2, 2015.
(6)	Dr. Lundberg was appointed the Company’s Chief Medical Officer on September 4, 2013 and ceased occupying that position on November 2, 2015. The compensation information presented for the year ended December 31, 2015 includes the period from January 1, 2015 to November 2, 2015.
(7)	This column reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. In determining the grant date fair value, the Company used the closing price of the Company’s common stock on the grant date.
(8)	All other compensation for the year ended December 31, 2015 includes (1) for Mr. Lagan, consulting fees of $359,375 and automobile allowance of $12,000 described below, (2) for Mr. Mika, premiums on excess group term life insurance, (3) for Messrs. Adams and Mitchell, health insurance premiums paid by the Company, and (4) for Drs. Baron and Lundberg, 401(k) matching funds paid by the Company. All other compensation for the year ended December 31, 2014 includes (1) for Mr. Lagan, consulting fees of $144,875 which includes a bonus of $35,000 paid under the consulting agreement with Alcimede LLC, and (2) for Mr. Mika and Drs. Baron and Lundberg, 401(k) matching funds paid by the Company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding outstanding equity awards held by the Named Executive Officers at December 31, 2015:

	Option Awards						Stock Awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable		Equity Incentive Plan Awards: Number of shares underlying unexercised unearned options	Option exercise price $	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $

Seamus Lagan	–	–		–	–	–	–	$–	–	$–

Thomas R. Mika	327	–		–	$230.00	11/15/2016	–	$–	–	$–
	2,073	–		–	$210.00	12/18/2017	–	$–	–	$–
	4,369	–		–	$117.00	11/5/2018	–	$–	–	$–

Jason P. Adams	–	–		–	–	–	–	$–	–	$–

Samuel R. Mitchell, Jr.	–	–		–	–	–	–	$–	–	$–

Clifford Baron, Ph. D.	4,000	–		–	$32.20	03/05/2024	–	$–	–	$–
	1,000	–		–	$7.50	12/08/2024	–	$–	–	$–
	1,500	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	145,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

George Lundberg, M.D.	1,500	–		–	$39.40	07/12/2022	–	$–	–	$–
	500	–		–	$7.50	12/08/2024	–	$–	–	$–
	450	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	60,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

__________

(1) These options were granted on November 2, 2015. The options vest with respect to fifty percent (50%) of the total number of shares on the six-month anniversary of the date of grant, and the remaining fifty percent (50%) of the total number of shares on the twelve-month anniversary, subject to the person's continued status as an employee on each applicable vesting date, such that all shares shall be fully vested on the first anniversary of the date of grant of the option.

Agreements with Named Executive Officers

Seamus Lagan

Medytox and Seamus Lagan entered into a non-exclusive Consulting Agreement on May 25, 2011. Under the agreement, Mr. Lagan rendered management consulting and business advisory services and advised on marketing strategies. Medytox paid Mr. Lagan $15,000 per month. In connection with the consulting agreement, Mr. Lagan received approximately $65,000 in cash and was issued 1,300,000 shares of common stock of Medytox with a value of $13,000. This agreement was in effect through October 3, 2011, when it was replaced by a consulting agreement between Medytox and Alcimede LLC, which is controlled by Mr. Lagan. Under this new agreement, Alcimede agreed to assist Medytox by providing management as may be required by Medytox, assisting with Medytox 's capital structure and funding, completing acquisitions and funding, and structuring and securing financing. The term of the Alcimede agreement was from October 3, 2011 to December 31, 2013, with automatic renewals for an additional year unless one party delivered notice of nonrenewal. Medytox agreed to pay Alcimede a retainer of $20,000 a month and issued Alcimede options to purchase 200,000 shares of common stock of Medytox, exercisable at $3.00 per share through January 1, 2014, and an additional 200,000 shares of common stock of Medytox exercisable at $6.00 per share through January 1, 2015. Medytox also reimbursed Alcimede's expenses.

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Medytox and Alcimede entered into a revised Consulting Agreement as of October 1, 2012. This agreement replaced and superseded the prior Alcimede consulting agreement. This new agreement originally was for three years, and is now subject to annual renewals, unless either party gives notice of non-renewal. The retainer remained at $20,000 a month and Medytox continues to reimburse Alcimede for its expenses. The parties agreed to cancel the options issued pursuant to the prior agreement. Under the new agreement the Company issued Alcimede 4,500,000 shares of common stock of Medytox and 1,000 shares of Series B Preferred Stock of Medytox. In addition, Alcimede received options to purchase (i) 1,000,000 shares of common stock of Medytox exercisable at $2.50 per share through December 31, 2017, (ii) 1,000,000 shares of common stock of Medytox exercisable at $5.00 per share through December 31, 2017 and (iii) 1,000,000 shares of common stock of Medytox exercisable at $10.00 a share through December 31, 2022. On June 29, 2015, Alcimede exercised the option to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $2.50 per share (See Related Party Transactions below for additional information). The parties agreed to cancel the remaining options to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $5.00 per share and 1,000,000 shares of common stock at an exercise price of $10.00 per share in connection with the business combination on November 2, 2015. The share amounts and exercise prices in this paragraph are on a pre-split and pre-merger basis.

Effective September 11, 2014 and in conjunction with the appointment of Mr. Lagan as our Chief Executive Officer, such consulting agreement with Alcimede was amended to provide for a monthly retainer of $31,250, and we agreed to provide Mr. Lagan with an automobile.

Thomas R. Mika

The Company previously entered into an at-will employment agreement with Mr. Mika, which was amended and restated as of February 12, 2013. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Mr. Mika’s annual base salary was initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided for an annual target bonus equal to 50% of Mr. Mika’s annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of Mr. Mika’s annual base salary. Effective December 1, 2014, Mr. Mika’s salary was increased to $310,000 annually.

In connection with the merger of the Company with Medytox, Mr. Mika agreed to enter into a new employment agreement with CollabRx, Inc. (“CollabRx”), a newly-formed subsidiary of the Company upon the effectiveness of the merger. Mr. Mika also agreed that the merger would not constitute a change of control or constitute or give rise to good reason under his prior employment agreement. As a result, on November 2, 2015, CollabRx entered into an at-will employment agreement for Mr. Mika to serve as President and Chief Executive Officer of CollabRx. The employment agreement had an initial term of one year and was subject to annual one-year extensions unless either party provided prior written notice of its intention not to renew. Mr. Mika’s annual base salary was set at $310,000, subject to review and potential increase in accordance with Company policy.

The employment agreement provided that in the event Mr. Mika’s employment was terminated by the Company other than for cause (as defined in the employment agreement) or if he resigned for “good reason,” died or became disabled, he would receive a payment equal to two times his then-prevailing base salary (or one times his then-prevailing salary if after the initial one-year term), plus $266,667 (if during the initial one-year term), plus 24 months of COBRA payments (or 12 months if after the initial one-year term), all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. If Mr. Mika had any outstanding long-term incentive awards that were not fully vested and, if applicable, exercisable, the Company would cause them to be vested and exercisable immediately prior to the date of termination. Any notice of non-renewal of the term by the Company would constitute a termination of Mr. Mika without cause during a period after the initial one-year term. The employment agreement was not renewed by the Company beyond its initial one year term and, as a result, the employment agreement was terminated on November 2, 2016. Subject to the terms and conditions in the employment agreement, Mr. Mika is eligible to receive an amount equal to his base salary of $310,000 and 12 months of COBRA premiums for Mr. Mika.

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Jason P. Adams

Medytox entered into a two-year employment agreement with Jason Adams effective September 9, 2015, pursuant to which he was compensated at the rate of $200,000 per year, and entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Adams was entitled to receive 33,000 stock options under the Company’s option plan on December 31, 2015 and 100,000 stock options under the Company’s option plan on each December 31 thereafter under the Company’s option plan then in effect so long as Mr. Adams remained employed with the Company on December 31st of each calendar year during the term of the employment agreement. The Company and Mr. Adams agreed that he would leave the Company effective September 30, 2016 to pursue other interests. The Company and Mr. Adams entered into an Executive Transition and Separation Agreement and General Release (the “Transition Agreement”) effective October 6, 2016. Under the Transition Agreement, Mr. Adams agreed to assist in the transition of duties and to remain available as a consultant for a period of three months to ensure a complete transition. Mr. Adams will be paid $8,000 per month during that three-month period. He will also receive a grant of 83,333 shares of the Company’s common stock under the 2007 Incentive Award Plan. Mr. Adams’ health insurance will be continued through November 30, 2016, including payment of 100% of the premiums for family dependent coverage. In addition, Mr. Adams granted the Company a full and general release.

Samuel R. Mitchell, Jr.

Medytox entered into a two-year employment agreement with Samuel R. Mitchell, Jr. effective February 4, 2015, pursuant to which he was compensated at the rate of $205,000 per year, and was entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Mitchell was entitled to receive 100,000 stock options under the Company’s option plan then in effect so long as Mr. Mitchell remained employed by the Company on December 31st of each calendar year during the term of the employment agreement. Mr. Mitchell’s employment was terminated by the Company effective January 11, 2016.

Clifford Baron, Ph.D.

The Company entered into an at-will employment agreement with Dr. Baron on March 5, 2014. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Dr. Baron's annual base salary was initially set at $200,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided that Dr. Baron was eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program adopted by the Company. This agreement was terminated in connection with the merger with Medytox. Dr. Baron has entered into a new employment agreement with CollabRx, Inc. (“CollabRx”), a wholly-owned subsidiary of the Company.

George Lundberg, M.D.

The Company entered into an at-will employment agreement with Dr. Lundberg on July 12, 2012. Under the agreement, Dr. Lundberg’s annual base salary was initially set at $125,000 per year subject to review and potential increase in accordance with Company policy, taking into account that Dr. Lundberg serves the Company in a capacity which is less than a full-time employee. Dr. Lundberg was made an officer of the Company effective September 2, 2013, and as a result received an increase in his annual base salary to $150,000. This agreement was terminated in connection with the merger with Medytox. Dr. Lundberg has entered into a new employment agreement with CollabRx.

Compensation of Directors

Non-employee directors receive an annual cash retainer of $40,000 and are granted stock options upon joining the Board of Directors. We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation. On March 23, 2016, the Board of Directors approved a change to its compensation, whereby, in addition to receiving $40,000 annually in cash, non-employee directors would receive 100,000 options to purchase the Company’s common stock on May 2, 2016, and each January 31st thereafter.

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The following table shows amounts earned by each non-employee Director in the fiscal year ended December 31, 2015:

Director (1)	Fees earned or paid in cash	Stock Awards	Option Awards (3)	Non-equity Incentive Plan Compensation	All Other Compensation (2)	Total
Dr. Paul Billings	$32,000	$–	$–	$–	$–	$32,000
Christopher Diamantis	$6,668	$–	$–	$–	$–	$6,668
Benjamin Frank	$6,668	$–	$–	$–	$–	$6,668
Michael L. Goldberg	$–	$–	$–	$–	$57,500	$57,500
Robert Lee	$–	$–	$–	$–	$–	$–
James Karis	$24,000	$–	$–	$–	$–	$24,000
James M. Krauss	$35,500	$–	$–	$–	$–	$35,500
Carl Muscari	$33,000		$–	$–	$–	$33,000

__________

(1)	Messrs. Diamantis, Frank, Goldberg and Lee were appointed directors on November 2, 2015. Messrs. Karis, Krauss and Muscari resigned as director on November 2, 2015.

(2)	All other compensation includes consulting fees. Medytox and Monarch Capital LLC, of which Mr. Goldberg is the Managing Director, entered into a one-year consulting agreement on August 1, 2015. Under the agreement, Monarch Capital LLC renders management consulting and business advisory services and advises on strategic alternatives. Medytox pays Monarch Capital LLC at the rate of $202,500 per year under the agreement.

(3)	As of December 31, 2015, the following derivative securities were held by our directors:
a.	Mr. Frank held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.
b.	Mr. Diamantis held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.
c.	Dr. Billings held 250 options to purchase our common stock at $10.50 per share expiring on September 25, 2024, 3,250 options to purchase our common stock at $7.50 per share expiring on December 8, 2024, 500 options to purchase our common stock at $19.90 per share expiring on July 3, 2024, and 1,000 options to purchase our common stock at $15.00 per share expiring on August 12, 2024.

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Certain Relationships and Related Transactions

Related Party Transactions

Our Nominating/Corporate Governance Committee reviews related party transactions and only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Company’s policy with respect to transactions in which any of its directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by the Nominating/Corporate Governance Committee and a majority of the uninterested, outside members of the board. It is the Company’s policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest. All related party transactions in fiscal years 2013, 2014 and 2015 and up to the latest practicable date before the date of this Proxy Statement were approved in accordance with the Company’s policy.

On December 31, 2014, the Company borrowed $3,000,000 from D&D Funding II, LLC (“D&D”). Christopher Diamantis, a director of the Company, is the manager and 50% owner of D&D.

William Forhan was employed as Medytox’s Chief Executive Officer pursuant to the terms of an employment agreement dated June 1, 2011, as amended as of September 1, 2013. In connection with his voluntary resignation he entered into an agreement, to be effective as of the date of appointment of a new Chief Executive Officer, pursuant to which he received a severance of $500,000, the first installment of $200,000 was paid prior to the effective date of resignation, and the balance was paid in monthly installments through August 31, 2016. In addition, the Agreement provided that Mr. Forhan could participate in any executive bonus plan adopted for calendar year 2014. Mr. Forhan also agreed under the Agreement that any stock options previously issued to him, would remain outstanding, subject to their terms, for no longer than 24 months such that the options will expire no later than August 31, 2016. In addition, the Agreement provided, among other things, for the return and cancellation of 1,241,550 shares of Common Stock owned by Mr. Forhan; for the release by Mr. Forhan of any and all claims he may have had against Medytox and/or its affiliates; and for Mr. Forhan to abide by certain restrictive covenants, including using his best efforts to protect and maintain Medytox’s confidential information.

Alcimede LLC, of which the CEO of the Company is the sole manager, had advanced loans to the Company for the payment of certain operating expenses. The loans were non-interest bearing and were due on demand. Alcimede was paid $372,000 and $364,375 for consulting fees pursuant to a consulting agreement for the years ended December 31, 2015 and 2014, respectively. Alcimede billed the Company $0.3 million for consulting fees for each of the nine months ended September 30, 2016 and 2015. The Company reimbursed Alcimede $450,408 for certain operating expenses and asset purchases paid by Alcimede on the Company’s behalf in the year ended December 31, 2014. On February 3, 2015, the Company borrowed $3,000,000 from Alcimede. The note has an interest rate of 6% and is due on February 2, 2017. On June 29, 2015, Alcimede exercised options granted in October 2012 to purchase one million shares of the Company’s common stock at an exercise price of $2.50 per share. The loan outstanding was reduced in satisfaction of the aggregate exercise price of $2,500,000. In August 2016, a portion of the remaining $500,000 balance was repaid by the Company through the issuance of shares of common stock and the remaining balance on this loan as of September 30, 2016 has $200,000. On February 27, 2015, the Company borrowed $30,000 from Alcimede. The loan was repaid on April 15, 2015.

Dr. Thomas Mendolia, the former Chief Executive Officer of the Company’s Laboratories and a shareholder, was reimbursed $32,439 and $254,966 for certain operating expenses and asset purchases paid by Dr. Mendolia on the Company’s behalf in the years ended December 31, 2015 and 2014, respectively.

On June 30, 2015, the Company issued 200,000 shares of common stock to SS International Consulting Ltd., of which a former director of the Company is the sole manager.

On August 1, 2015, Medytox entered into a non-exclusive consulting agreement with Monarch Capital, LLC (“Monarch”). Michael Goldberg, at the time a director of Medytox and currently a director of the Company, is the Managing Director of Monarch. Under this agreement, Monarch provides business and financial advice. The original term of the agreement was through August 31, 2016, and is subject to automatic renewal for an additional one year unless Medytox provides the consultant with 180 days’ prior written notice of its intent not to renew. The agreement has been renewed for another year. Medytox paid $7,500 at signing and pays $12,500 a month for the first three months, $15,000 a month for the second three months, $17,500 a month for the third three months and $20,000 a month for the fourth three months. If the agreement is renewed for an additional year, the monthly payment will increase by 5%. Monarch billed the Company $0.2 million for consulting fees pursuant to this agreement for the nine months ended September 30, 2016.

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On September 4, 2015, the Company borrowed $500,000 from Christopher Diamantis, a director of the Company. This loan was repaid in the fourth quarter of 2015 with a 10% fee in cash. In the fourth quarter of 2015, the Company borrowed $1,600,000 from Mr. Diamantis which was due, along with $100,000 of interest, on January 7, 2016. These amounts were repaid by the Company in January 2016. In May and June of 2016, the Company received additional short-term advances from Mr. Diamantis aggregating $2.7 million, all of which was repaid in July 2016. In connection with these advances, the Company agreed to pay Mr. Diamantis interest in the amount of $0.5 million, which was paid in August 2016 through the issuance of shares of the Company’s common stock and warrants to purchase shares of common stock.

In January 2016, the Company temporarily repaid $3,000,000 of the amounts due under the D&D Debenture. In addition to the principal amount, the Company paid $300,000 in cash for interest for 2015. In March 2016, the Company re-borrowed 100% of the principal amount repaid in January 2016. In April 2016, the Company repaid $2,250,000 of the amount outstanding under the D&D note from proceeds of the accounts receivable transaction discussed below, leaving an outstanding balance on the D&D Debenture of $750,000 as of June 30, 2016, all of which was repaid in July 2016. This note was convertible into the Company’s Common Stock at a 25% discount to the trailing ten-day average closing price at any time prior to the repayment. In the event of conversion, the holder of the D&D Debenture was also entitled to receive a number of warrants to purchase the Company’s common stock equal to the number of shares issued upon conversion with exercise prices equal to the trailing ten-day average price of the common stock.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8,700,000 and had been adjusted down to approximately $4,300,000 the Company’s balance sheet as of March 31, 2016. As of September 30, 2016, the carrying value of these receivables was $0.2 million. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company’s payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment).

During the second quarter of 2016, the Company received a short-term advance from Jason Adams, then the Company’s Chief Financial Officer, in the amount of $50,000, all of which was repaid during the quarter.

On August 5, 2016, the Company exchanged (i) an aggregate of $351,500 of debt and interest payments payable to Alcimede LLC for 1,171,667 shares of common stock; (ii) $500,000 of interest payments payable to Christopher E. Diamantis for 1,111,112 shares of common stock and warrants to purchase 1,111,112 shares of common stock; (iii) an aggregate of $1,020,488.95 of accrued dividends payable to Epizon Ltd., Francisco Roca, III, Steven Sramowicz and Dr. Thomas F. Mendolia for 2,846,076 shares of common stock and warrants to purchase 1,989,977 shares of common stock; (iv) $8,000 of consulting fees payable to Monarch Capital, LLC for 26,667 shares of common stock; (v) an aggregate of $98,343.33 of board of directors fees and expenses payable to Christopher E. Diamantis, Robert Lee and Dr. Raul R. Billings for 305,588 shares of common stock and warrants to purchase 22,227 shares of common stock; and (vi) $25,000 of interest payments payable to Aella Ltd. for 83,334 shares of common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

All of these transactions were completed at arm’s length at values commensurate with those of independent third parties.

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PROPOSAL 2 – TO RATIFY THE APPOINTMENT OF GREEN & COMPANY, CPAS AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

On March 23, 2016, the Company’s Audit Committee approved the dismissal of Burr, Pilger & Mayer LLP (“BPM”) as the Company’s independent registered public accounting firm, effective March 23, 2016. Also, on March 23, 2016, the Company’s Audit Committee approved the engagement of Green & Company, CPAs (“Green & Company”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The engagement of Green & Company was effective March 23, 2016. We expect representatives of Green & Company to be present at the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Principal Accounting Fees and Services

Below are the aggregate fees billed for audit, audit-related and tax services rendered by BPM and Green & Company during the years ended December 31, 2015 and December 31, 2014:

Description of Services:	Fiscal 2015	Fiscal 2014
Audit	$412,389	$220,000
Audit-Related	47,750	–
Tax	23,000	50,000
All Other	–	–
Total Fees	$483,139	$270,000

Audit Fees

The aggregate fees billed by Green & Company for audit services related to the fiscal year ended December 31, 2015 were $223,639.

The aggregate fees billed for professional services rendered by BPM for audit services during the year ended December 31, 2015, the reviews of the financial statements included in our quarterly reports on Form 10-Q during the year ended December 31, 2015, and services that are normally provided by BPM in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $188,750.

The aggregate fees billed for professional services rendered by BPM for the audit of our annual financial statements for the fiscal year ended March 31, 2014, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2014, and services that are normally provided by BPM in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $220,000.

Audit-Related Fees

The aggregate fees billed by Green & Company for audit-related services,which primarily pertain to fees associated with the Company’s filing and maintaining effecting registration statements with the SEC, were $38,500.

The aggregate fees billed for professional services rendered by BPM for evaluation of technical accounting policy related to the audit of our annual financial statements for the fiscal year ended December 31, 2015 were approximately $9,250.

The Company has a co-employer relationship with a professional employer organization ("PEO"). The PEO audits the related 401(k) plan.  The audit is performed annually as required by the size of the PEO organization employee base.  The cost of the 401(k) audit is incorporated into the PEO service fees.

Tax Fees

The aggregate fees billed by BPM for professional services rendered for tax compliance, tax advice, and tax planning were $23,000 for the fiscal year ended December 31, 2015.

The aggregate fees billed by BPM for professional services rendered for tax compliance, tax advice, and tax planning were approximately $50,000 for the fiscal year ended March 31, 2014.

All Other Fees

The Company incurred no other fees with its principal accountants.

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Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $50,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The general pre-approval fee levels for all services to be provided by the independent auditors are reviewed annually by the Audit Committee. The Audit Committee approved all services provided by BPM and Green & Company during 2015 and 2014.

Required Vote

Ratification of the appointment of Green & Company as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirements. However, our Board of Directors is submitting the selection of Green & Company to our stockholders for ratification as a matter of good corporate practice. Ratification requires the favorable vote of a majority of the votes cast at the Annual Meeting by the holders of shares of our common stock, present and entitled to vote. Abstentions will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval of this proposal. If our stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GREEN & COMPANY, CPAS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

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PROPOSAL 3 – TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK AT THEIR DISCRETION

Introduction

Our Board of Directors has unanimously authorized and approved, and is submitting for stockholder approval, a proposal to amend our certificate of incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a ratio to be established by our Board of Directors in its discretion, within the range of 1-for-10 and 1-for-30 (the “Reverse Split”), and to grant the Board of Directors discretionary authority, until December 31, 2017, to determine whether or not to effect the Reverse Split and the exact whole number ratio within the range at which to effect the Reverse Split. In setting the ratio for the Reverse Split, the intention of our Board of Directors would be to increase the trading price of our common stock sufficiently above the $1.00 minimum bid price that is required for continued listing on The NASDAQ Capital Market in order to reduce the risk that our common stock is delisted from The NASDAQ Capital Market and to sustain long term compliance with the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”) The full text of the proposed amendment is attached hereto as Exhibit A (the “Amendment”).

If the Board of Directors implements the Reverse Split, the exact ratio for the Reverse Split will be fixed by the Board of Directors. We believe that this discretion is essential because it provides the Board of Directors with the maximum flexibility to react to changing market conditions and to therefore act in the best interests of our Company and our stockholders.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for minimal adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of common stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Split.

Although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease. As a result, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our stockholders, except as required by applicable laws and regulations. We do not have any present plan or intention to issue the additional shares of authorized but unissued common stock that would become available as a result of the proposed Reverse Split.

The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” subject to Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Reasons for the Reverse Split

The Board of Directors’ primary objective in proposing the Reverse Split is to increase the per share trading price of our common stock on The NASDAQ Capital Market. The Board of Directors believes that by increasing the price per share of our common stock, the Company may meet and maintain compliance with the listing requirements of The NASDAQ Capital Market. The Board of Directors believes that the liquidity and marketability of our common stock will be adversely affected if it is not quoted on a national securities exchange, as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. The Board of Directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains quoted on The NASDAQ Capital Market.

The Board of Directors also believes that the Reverse Split and any resulting increase in the per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

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If effected, we cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the trading price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the trading price of our common stock will not decrease to its pre-Reverse Split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on The NASDAQ Capital Market.

NASDAQ Requirements for Continued Listing on The NASDAQ Capital Market

Our common stock is currently traded on The NASDAQ Capital Market. On March 16, 2016, we were notified by NASDAQ that the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Marketplace Rule 5810(c)(3)(A), we had 180 calendar days, or until September 12, 2016, to regain compliance. On September 13, 2016, The NASDAQ Capital Market granted the Company an 180-day extension, or until March 17, 2017, to regain compliance. If at any time before March 17, 2017 the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Bid Price Rule. If we do not regain compliance by March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market.

The Board of Directors has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes it is in the best interests of the Company and our stockholders for the Company to regain compliance with the minimum bid price listing standard.

Potential Disadvantages of a Reverse Stock Split

As noted above, the principal purpose of the Reverse Split would be to help increase the trading price per share of our common stock by a factor of between 10 and 30. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the trading price of our common stock, we cannot assure you that the Reverse Split will increase the trading price of our common stock by a multiple equal to the Reverse Split ratio to be determined by the Board of Directors, or result in any permanent increase in the trading price of our common stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. Should the trading price decline after the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. In some cases, the per share stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. In addition, a reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share trading price does not increase proportionately as a result of the Reverse Split, then the value of the Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual stockholder would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Although the Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the trading price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

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Effecting the Reverse Split; Board Discretion to Implement Reverse Split

If approved by stockholders at the Annual Meeting and our Board of Directors decide that it is in the best interests of the Company and our stockholders to effect the Reverse Split, the Board of Directors will establish an appropriate ratio for the Reverse Split based on several factors existing at such time and the Company will subsequently file the Amendment. Our Board of Directors will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Split on the trading price of our common stock, and on our compliance with applicable NASDAQ listing requirements, and the marketability and liquidity of our common stock. The Board of Directors will determine the timing of the filing of the Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split. If, for any reason, the Board of Directors deems it advisable, the Board of Directors, in its sole discretion, may abandon the Reverse Split at any time prior to the effectiveness of any filing of the Amendment, without further action by our stockholders. The Reverse Split will be effective as of the date and time set forth in the Amendment (the “Effective Time”).

Upon the filing of the Amendment, without further action on the part of the Company or the stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of common stock calculated in accordance with the terms of the Amendment, based on a reverse split ratio within the range of 1-for-10 and 1-for-30. In the event of a Reverse Split at a ratio of 1-for-10, for example, if a stockholder holds 10,000 shares of common stock as of the Effective Time, such stockholder would hold 1,000 shares of common stock following such Reverse Split.

Effect on Outstanding Shares, Options, and Certain Other Securities

If the Reverse Split is implemented, the number of shares of our common stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each stockholder will remain unchanged except for any de minimis change resulting from the issuance of one whole share in exchange for any fractional shares that such stockholder would have received as a result of the Reverse Split. The number of shares of common stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be adjusted in accordance with their terms, as of the Effective Time. Additionally, the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect the Reverse Split.

No Effect on Par Value

If we file the Amendment and implement the proposed Reverse Split, the par value of our common stock will not be affected.

Effect on Registration and Stock Trading

Our common stock is currently registered under Section 12(b) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock under the Exchange Act.

If we implement the proposed Reverse Split, our common stock will continue to trade on The NASDAQ Capital Market under the symbol “RNVA”. However, our common stock would have a new CUSIP number, which is a number used to identify our common stock.

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Mechanics of Reverse Split

If this Proposal No. 3 is approved by the stockholders at the Annual Meeting and our Board of Directors decides that it is in the best interests of the Company and our stockholders to effectuate the Reverse Split (i.e., we have not otherwise regained compliance with NASDAQ’s minimum bid requirement), our stockholders will be notified that the Reverse Split has been effected. The mechanics of the Reverse Split will differ depending upon whether a stockholder holds its shares in brokerage accounts or “street name” or whether the shares are registered directly in a stockholder’s name and held in book-entry form or certificate form.

•	Our stockholders who hold shares in “street name” through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures for processing the Reverse Split and stockholders holding shares in “street name” are encouraged to contact their nominees.
•	Our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders holding registered shares of our common stock in book-entry form need not take any action to receive post-Reverse Split shares as a transaction statement will automatically be sent to the stockholders address of record indicating the number of shares held.
•	Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. Stockholders holding shares of common stock in certificate form will receive a transmittal letter from Computershare Trust Company, N.A. (the “Transfer Agent”) as soon as practicable after the Effective Date of the Reverse Split for use in transmitting the existing certificates representing shares of our common stock (the “Old Certificates”) to our Transfer Agent. The letter of transmittal will contain instructions for the surrender of the Old Certificates to our Transfer Agent in exchange for new certificates representing the appropriate number of whole shares of new common stock giving effect to the Reverse Split. No new stock certificates will be issued to any stockholder until such stockholder has surrendered all certificates, together with a properly completed and executed letter of transmittal, to our Transfer Agent. The stockholders will then receive, at their option, either a new certificate or certificates or book-entry shares representing the number of whole shares of common stock into which their pre-Reverse Split shares have been converted as a result of the Reverse Split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Split common stock to which the stockholders are entitled. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Treatment of Fractional Shares

No fractional shares of common stock would be issued as a result of the proposed Reverse Split. Instead, in the event the Reverse Split results in any stockholder being entitled to receive fractional shares that, when aggregated, equal less than a whole share of common stock, such fractional shares will be reclassified and converted from and after the Effective Time into one whole share of common stock in lieu of such fractional shares.

For example, if the Board of Directors determines to effect the Reverse Split at a ratio of 1-for-15, then a stockholder who holds one hundred (100) shares on a pre-split basis would hold seven (7) whole shares on a post-split basis.

Accounting Consequences

The Reverse Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged as of the Effective Time, the components that comprise the common stock capital account will change by offsetting amounts. Specifically, on our balance sheet, the common stock value would be adjusted downward commensurate with the ratio of the Reverse Split, such that the common stock value would become an amount equal to the aggregate par value of the shares of post-Reverse Split common stock. The additional paid-in capital amount recorded on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased. Additionally, net loss per share would increase proportionately as a result of the Reverse Split since there would be fewer shares outstanding.

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No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed Amendment to effect the Reverse Split, and the Company does not intend to independently provide stockholders with any such right.

Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the Reverse Split that we anticipate would affect our stockholders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. This summary is provided for your general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local or foreign tax laws. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

ACCORDINGLY, YOU MUST CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE SPLIT TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Additionally, there can be no assurance that the Internal Revenue Service (“IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

We believe that the reverse stock split should qualify as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a stockholder should not recognize any gain or loss as a result of the Reverse Split. A stockholder’s aggregate tax basis in its post-Reverse Split shares of common stock to be received should be the same as the aggregate tax basis in the pre-Reverse Split shares of common stock to be exchanged therefor. The holding period for the post-Reverse Split shares of common stock received should include the period during which such stockholder held the pre-Reverse Split shares of common stock surrendered therefor, provided all such common stock was held as a capital asset at the Effective Time. Stockholders should consult their tax advisors as to application of the foregoing rules where shares of our common stock were acquired at different times or at different prices.

The Company will not recognize any gain or loss for accounting or tax purposes as a result of the Reverse Split.

Our beliefs regarding the tax consequences of the Reverse Split are not binding upon the IRS, federal, or state or local courts, and there can be no assurance that the IRS or the courts will concur with the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on where he or she resides.

Consequences if the Reverse Split is Not Approved

If this Proposal No. 3 is not approved, we may be unable to maintain the listing of our common stock on The NASDAQ Capital Market.

Required Vote

The Reverse Split Proposal requires the favorable vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT, IN ITS DISCRETION IN THE RANGE BETWEEN 1-FOR-10 AND 1-FOR-30, SUBJECT TO THE BOARD OF DIRECTORS’ DISCRETION TO ABANDON SUCH AMENDMENT.

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PROPOSAL 4 – TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to include in this Proxy Statement a non-binding, advisory stockholder vote to approve the compensation of our named executive officers, as described above under "Executive Compensation," and the compensation tables set forth in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, is a non-binding vote, but it gives stockholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not to address any specific item of compensation, but rather the overall compensation of our named executive officers.

Accordingly, the following resolution is submitted for a non-binding, advisory stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of Rennova Health, Inc. approve, on a non-binding, advisory basis, the compensation of its named executive officers, as disclosed in the Proxy Statement for the Annual Meeting of Stockholders to be held on December [__], 2016, pursuant to Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended, including any narrative discussion of executive compensation, the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.

This vote is advisory, which means that it is not binding on the Company, or our Board of Directors. The Company recognizes that stockholders may have different views regarding the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the compensation of our named executive officers. The Board of Directors will review the outcome of the vote; however, when considering the compensation of our named executive officers, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to continue its current compensation practices regardless of the result of the vote on this proposal.

Since 2011, a majority of stockholders present and entitled to vote on the proposal have approved the say-on-pay proposal. At our 2015 Annual Meeting, a majority of stockholders present and entitled to vote on the proposal selected three years as the desired frequency of future stockholder say-on-pay votes with respect to the say-on-frequency proposal. As such, the Board of Directors adopted a resolution to hold “say-on-pay” votes triennially. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be held during the 2019 Annual Meeting of Stockholders.

Required Vote

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require that a majority of the votes cast at the Annual Meeting by the holders of shares of our common stock, present and entitled to vote. Abstentions and broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote in favor of the RESOLUTION, on a non-binding, advisory basis, APPROVING the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act , wish to present proposals for inclusion in our proxy statement in connection with next year’s annual meeting must submit their proposals so that they are received by the Company’s Chief Executive Officer at our principal executive offices, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, no later than [●], 2017. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the next year’s annual meeting (including director nominations or other proposals), the proposal must be submitted to the Company’s Chief Executive Officer at our principal executive offices, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, no later than [●], 2017, as required by Rule 14a–4(c)(1) of the Exchange Act. Even if a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

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ANNUAL REPORT

WE WILL PROVIDE TO THE RECIPIENTS OF THIS DOCUMENT, UPON WRITTEN REQUEST AND WITHOUT CHARGE, ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015. Written requests for the Annual Report should be addressed to: Secretary, Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, or postponement or adjournment thereof, requiring a vote of the stockholders, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with the recommendations of management, unless such authority has been withheld.

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EXHIBIT A

FORM OF
CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

RENNOVA HEALTH, INC.

It is hereby certified that:

1.           The name of the corporation is Rennova Health, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.           The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FOURTH thereof and inserting in lieu of said Article the following new Article FOURTH:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred and five million (505,000,000) shares, comprised of five hundred million (500,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”), [•] shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock. In the event the Reverse Split results in any stockholder being entitled to receive fractional shares that, when aggregated, equal less than a whole share of common stock, such fractional shares will be reclassified and converted from and after the Effective Time into one whole share of common stock in lieu of such fractional shares. The designation, powers, preferences and relative, participating, option or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

3.           The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this ____ day of ____________.

RENNOVA HEALTH, INC.

By:
Name:
Title:

A-1

PRELIMINARY PROXY

RENNOVA HEALTH, INC.

Annual Meeting of Stockholders, December [●], 2016

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Rennova Health, Inc. (the “Company”) hereby appoints Seamus Lagan and Marc Gelberg, or either of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to vote all such shares of the Company as to which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and at all adjournments or postponements thereof, to be held at the offices of Akerman LLP located at 777 South Flagler Drive, Suite 1100, West Tower, West Palm Beach, Florida 33401, in accordance with the following instructions:

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR: (I) THE ELECTION OF DIRECTORS, (II) THE RATIFICATION OF THE APPOINTMENT OF GREEN & COMPANY, CPAS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, (III) THE approvAL OF THE amendment to THE COMPANY's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.01 per share, at a specific ratio within a range from 1-for-10 to 1-for-30, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before December 31, 2017, subject to the Board of Directors' discretion to abandon such amendment, (IV) APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION, AND (V) AUTHORIZATION TO ACT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED)

RENNOVA HEALTH, INC.

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER [●], 2016

1.	ELECTION OF DIRECTORS:
1. SEAMUS	2. DR. PAUL	3. CHRISTOPHER	4. BENJAMIN	5. MICHAEL L.	6. ROBERT
LAGAN	BILLINGS	DIAMANTIS	FRANK	GOLDBERG	LEE

☐	FOR all nominees listed above (except as specified below)
☐	WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any indicated nominee(s), write the number(s) in the box provided to the right: ☐ ☐ ☐ ☐ ☐ ☐
2.	approve the ratification of the APPOINTMENT of GREEN & COMPANY, CPAS as the Company's independent REGISTERED PUBLIC ACCOUNTING FIRM for the fiscal year DECEMBER 31, 2016.

3.	APPROVE THE AMENDMENT to THE COMPANY's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, PAR value $0.01 per share, at a specific ratio within a range from 1- for-10 to 1- for-30, AT THE DISCRETION OF THE BOARD OF DIRECTORS.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	approve an advisory (non-binding) resolution on the Company’s executive compensation:
☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	OTHER BUSINESS:

To act upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

☐    FOR                                               ☐  AGAINST                                              ☐ ABSTAIN

Check appropriate box and indicate changes below:
☐Address Change? ☐ Name Change?

SIGNATURE(S)	________________________________	________________________________

	________________________________	________________________________

(Please sign exactly as your name appears on your proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or partner, please give full title as such. If a corporation, please sign in full corporate name by president or by other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Date:

Number of Shares: